AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2007

                                                     REGISTRATION NO. 333-139440
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                           POST-EFFECTIVE AMENDMENT #3
                                       TO
                                    FORM S-1
                                   ON FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -------------

                             NEXTWAVE WIRELESS INC.
             (Exact name of registrant as specified in its charter)

                                  -------------

    DELAWARE                          3663                         20-5361360
(State or Other                (Primary Standard                (I.R.S. Employer
Jurisdiction of                    Industrial                    Identification
Incorporation or              Classification Code                     No.)
 Organization) Number)
                                  -------------

                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 480-3100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 FRANK A. CASSOU
    EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT AND CHIEF LEGAL COUNSEL
                             NEXTWAVE WIRELESS INC.
                             12670 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (858) 480-3100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  -------------

                                   Copies to:
                              Marita Makinen, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000

                                  -------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act. check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

On December 18, 2006, NextWave filed a registration statement on Form S-1 (Registration No. 333-139440) to register the resale of up to an aggregate of 4,110,382 shares of common stock by the selling stockholders identified in the accompanying prospectus. This Post-Effective Amendment #3 to Form S-1 on Form S-3 is being filed to convert this registration statement into a registration statement on Form S-3.

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The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 13, 2007

PROSPECTUS
                                4,109,470 SHARES

                             NextWave Wireless Inc.
                                  Common Stock
                           par value $0.001 per share

                                  -------------

      This prospectus relates solely to the resale of up to an aggregate of 4,109,470 shares of common stock of NextWave Wireless Inc. ("NextWave" or the "Company") by the selling stockholders identified in this prospectus. These shares include the shares of our common stock issued, or issuable upon the exercise of warrants that were sold, to the investors identified in this prospectus.

      The selling stockholders identified in this prospectus (which term as used herein includes their pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled "Plan of Distribution" beginning on page 27 at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.

      We will not receive any of the proceeds from the sale of these shares by the selling stockholders. If the warrants are exercised by the payment of cash, however, we would receive the exercise price of the warrants, which is $0.01 per share subject to certain adjustments as set forth in the warrant agreement. However, all the warrants covered by the registration statement of which this prospectus is a part have a cashless exercise provision that allows the holder to receive a reduced number of shares of our common stock, without paying the exercise price in cash. To the extent any of the warrants are exercised in this manner, we will not receive any additional proceeds from such exercise. We have agreed to pay all expenses relating to registering the securities. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our common stock.

      Our shares are listed on The Nasdaq Global Market under the ticker symbol "WAVE".

      Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our common stock.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         PROSPECTUS DATED JULY   , 2007

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration or continuous offering process. Under this shelf process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

      You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

                                TABLE OF CONTENTS

                                                                            PAGE


PROSPECTUS SUMMARY...........................................................1

THE OFFERING.................................................................4

RISK FACTORS.................................................................5

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS...........................19

USE OF PROCEEDS.............................................................20

SELLING STOCKHOLDERS........................................................21

DESCRIPTION OF CAPITAL STOCK................................................24

PLAN OF DISTRIBUTION........................................................27

LEGAL MATTERS...............................................................29

EXPERTS.....................................................................29

WHERE YOU CAN FIND MORE INFORMATION.........................................29

INCORPORATION BY REFERENCE..................................................30








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                               PROSPECTUS SUMMARY

      This summary highlights key aspects of our business that are described in more detail elsewhere in this registration statement. This summary does not contain all of the information that you should consider before making a future investment decision with respect to our securities. You should read this entire registration statement carefully, including the "Risk Factors," the combined audited financial statements and the notes thereto and the documents incorporated by reference herein or therein.

      Unless the context indicates otherwise, all references in this registration statement to "NextWave," "the Company," "we," "us" and "our" refer to NextWave Wireless Inc. and its direct and indirect subsidiaries. References to Old NextWave Wireless refer to our existence as a company conducting a separate line of business prior to April 13, 2005, when we emerged from Chapter 11 as a new wireless technology company.

                                   OUR COMPANY

BUSINESS OVERVIEW

      We are a wireless technology company that develops and markets next-generation mobile broadband and wireless multimedia products and technologies. Our products and technologies are designed to make wireless broadband faster, more reliable, more accessible and more affordable. At present, our customers include many of the largest mobile handset and wireless service providers in the world.

      We believe that mobile broadband represents the next logical step in the evolution of the Internet and that consumer demand for fully-mobile, wireless broadband service will transform the global wireless communications industry from one driven primarily by circuit-switched voice to one driven by IP-based broadband connectivity. In addition, we believe that wireless will play a major role in facilitating digital media convergence and provide people the ability to easily access and share multimedia content across multiple types of mobile device and consumer electronics platforms. Our business activities are focused on developing products, technologies and network solutions to enable affordable, fully-mobile broadband access and seamless digital media convergence solutions that will allow individuals to access the information and multimedia content they want, where they want, when they want, on virtually any type of digital communications device.

      Our wireless broadband products and technologies are developed and marketed through our operating subsidiaries. While, on a stand-alone basis, each subsidiary is focused on providing customers with competitive products and technologies targeted at a specific aspect of the mobile broadband ecosystem, we expect that the combined offerings of our operating companies will form a complete, end-to-end, next-generation wireless broadband solution. The following is a summary of each of our major subsidiary's products and capabilities:

      NextWave Broadband Inc. - Mobile broadband semiconductors and network components based on WiMAX and Wi-Fi technologies, terminal device reference designs and network implementation services;

      PacketVideo Corporation - Multimedia software applications for wireless handsets and digital media convergence software solutions;

      GO  Networks,  Inc.  -  Carrier-class,   wide-area,  mobile  Wi-Fi
      systems; and

      IPWireless - Commercial and public service mobile broadband systems, access devices, and mobile broadcast systems based on TD-CDMA technology.

      NEXTWAVE BROADBAND INC. Through its Advanced Technology Group, NextWave Broadband, is developing a family of mobile broadband semiconductor products based on WiMAX and Wi-Fi technologies including multi-band RF chips and high-performance, digital baseband WiMAX chips. Our chipsets are intended to provide wireless device and network equipment manufacturers with an advanced platform to develop next-generation WiMAX mobile terminal and infrastructure products. Samples of our first-generation, NW1000 chipset family which includes a WiMAX baseband system-on-a-chip (SOC) and matched multi-band RFIC will be available in the third quarter of 2007. Initial availability of our second-generation, NW2000 chipset family, the company's first chipset family designed for high-volume commercial production, is planned for the first half of


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2008. In addition, the Advanced Technology Group is developing wireless network components and a family of handset and media player reference designs to highlight the features of its subscriber station semiconductor products.

      The primary design objectives of the Advanced Technology Group's products and technologies, which are intended to be sold or licensed to network infrastructure vendors, device manufacturers and service providers worldwide, are to:

   o Improve the performance, service quality and economics of WiMAX networks and enhance their ability to cost-effectively handle the large volume of network traffic associated with bandwidth-intensive, multimedia applications such as mobile television, video-on-demand, streaming audio, two-way video telephony and real-time gaming;

   o Improve the performance, power consumption and cost characteristics of WiMAX subscriber terminals;

   o Improve the degree of interoperability and integration between Wi-Fi and WiMAX systems for both Local Area Networks (LANs) and Wide Area Networks
      (WANs); and

   o Improve service provider economics and roaming capabilities by enabling WiMAX networks and WiMAX enabled devices to seamlessly operate across multiple frequency bands including certain unlicensed bands.

      Through its Network Solutions Group, NextWave Broadband intends to offer a full array of network services, including RF and core network design services, network implementation and management services, and back-office service solutions to service providers who deploy our WiMAX, Wi-Fi, and TD-CDMA network solutions. To demonstrate the capabilities of our network service capabilities and our wireless broadband products, the Network Solutions Group is implementing a mobile WiMAX/Wi-Fi/TD-CDMA test site in Henderson, Nevada.

      PACKETVIDEO CORPORATION. Through our PacketVideo subsidiary, we supply device-embedded multimedia software to many of the world's largest wireless carriers and wireless handset manufacturers, who use it to transform a mobile phone into a feature-rich multimedia device that provides people with the ability to stream, download and play video and music, receive live TV broadcasts, and engage in two-way video telephony. PacketVideo's software is compatible with virtually all network technologies, including WiMAX, CDMA, WCDMA, and GSM. PacketVideo has been contracted by some of the world's largest carriers, such as Verizon Wireless, Vodafone, NTT DoCoMo, Orange and T-Mobile to design and implement the embedded multimedia software capabilities contained in their handsets. To date, over 138 million PacketVideo-powered handsets have been shipped by PacketVideo's service provider and device OEM customers.

      To further enhance its market position, PacketVideo has invested in the development and acquisition of a wide range of technologies and capabilities to provide its customers with software solutions to enable home/office digital media convergence using communication protocols standardized by the Digital Living Network Alliance(TM) (DLNA(TM)). An example is PacketVideo's network-based PacketVideo Experience(TM) platform that provides fOr content search, discovery, organization and content delivery/sharing between mobile devices and consumer electronics products connected to an IP-based network.
This innovative platform is designed to provide an enhanced user experience by intelligently responding to user preferences based on content type, day-part and content storage location. In addition, PacketVideo's patented Digital Rights Management (DRM) solutions, already in use by many carriers globally, represents a key enabler of digital media convergence by preventing the unauthorized access or duplication of multimedia content used or shared by PacketVideo-enabled devices.

       We believe that the continued growth in global shipments of high-end handsets with multimedia capabilities, increasing demand for home/office digital media convergence solutions, and the acceleration of global deployments of mobile broadband enabled networks will substantially expand the opportunity for PacketVideo to license its suite of multimedia software solutions to service providers and to handset and consumer electronic device manufacturers.

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



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      GO NETWORKS, INC. Through our GO Networks subsidiary we offer carrier-class mobile Wi-Fi network systems to commercial and municipal service providers worldwide. GO Networks' family of micro, pico and femto Wi-Fi base stations utilize advanced xRFTM adaptive beamforming smart-antenna technology and a cellular-mesh Wi-Fi architecture to deliver superior Wi-Fi coverage, performance, and economics and provide service providers with a cost-effective solution to support bandwidth-intensive mobile broadband services such as video streaming, real-time gaming, web browsing, and other types of multimedia applications on a wide-area basis.

      IPWIRELESS. IPWireless, which was acquired in May 2007, played a leading role in the development of 3GPP TDD Universal Mobile Telecommunications Systems
(UMTS) standards and currently provides customers with an assortment of TD-CDMA mobile broadband products and technologies. Mobile broadband networks that utilize IPWireless' TD-CDMA technology, one of the first standards-based mobile broadband technologies in the world, have been commercially deployed in more than a dozen countries, including the Czech Republic, New Zealand, Germany, South Africa, Sweden, and the United Kingdom.

      The IPWireless TDtv solution, based on 3GPP Multimedia Broadcast Multicast Service (MBMS), allows UMTS operators to deliver mobile television and other multimedia services using their existing 3G spectrum and networks, with little impact on their current voice and data services. A trial of TDtv technology, recently conducted in the UK by several of the largest mobile operators in Europe, successfully demonstrated its ability to deliver high-quality, multi-channel broadcast services using the trial participants' existing spectrum. TDtv supports key consumer requirements including fast channel change times, operation at high travel speeds, and seamless integration into small profile handsets.

      In September 2006, IPWireless' TD-CDMA mobile broadband wireless technology was selected by New York City's Department of Information Technology and Telecommunications as part of a five-year contract awarded to Northrop Grumman for the deployment of a citywide, public safety, mobile wireless network. IPWireless has received an initial purchase order to deliver network equipment through November 2007 for the initial phase of network deployment. We believe that IPWireless' technology, as optimized for public safety applications, can be utilized to deliver cost-effective and reliable public safety network solutions in the 700MHz spectrum band plan currently under consideration by the FCC for public safety purposes.

      We believe the breadth of products, technologies, spectrum assets and services offered by our various subsidiaries represents a unique platform to provide advanced wireless broadband solutions to the market. While our subsidiaries are intended to be operated as stand-alone businesses, we also believe that they will provide synergistic value to each other and collectively drive accelerated market penetration and share of the wireless broadband market for us.

      To help accelerate global market adoption of our mobile broadband products, we intend to make our significant spectrum holdings available, under a variety of business arrangements, to customers of our wireless broadband products and technologies. Our spectrum footprint in the U.S. covers over 248 million people and includes many of the largest metropolitan areas in the country. In addition, we have acquired nationwide spectrum in numerous international markets including Germany, Switzerland, Austria, Slovakia, Croatia and Canada.

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



                                  THE OFFERING

Common stock outstanding prior to this          92,560,146 shares
  offering, excluding the shares
  underlying the unexercised warrants(1)

Common stock being offered for resale           4,109,470 shares
  to the public by the selling
  stockholders

Common stock to be outstanding after            94,496,136 shares
  this offering

Total proceeds raised by offering               We will not receive any proceeds
                                                from the resale of our common
                                                stock pursuant to this offering.
                                                We may receive proceeds upon the
                                                exercise of the warrants to the
                                                extent such warrants are
                                                exercised for cash.

Use of proceeds                                 Any proceeds we may receive will
                                                be used to meet our working
                                                capital needs and general
                                                corporate purposes.

Nasdaq Global Market symbol                     WAVE

Risk factors                                    See "Risk Factors" and the other
                                                information included in this
                                                prospectus for a discussion of
                                                risk factors you should
                                                carefully consider before
                                                deciding to invest in our common
                                                stock.

(1) The number of shares of our common stock outstanding prior to this offering is based on the number of shares of our common stock outstanding as of June 30, 2007, and includes 2,173,480 shares previously issued upon the exercise of the warrants. This number does not include, as of June 30, 2007:

         o 20,485,651 shares of our common stock issuable upon exercise of options and warrants outstanding, at a weighted average exercise price of $6.17 per share;

         o 16,192,513 shares of our common stock reserved for issuance under our NextWave Wireless Inc. 2005 Stock Incentive Plan, NextWave Wireless Inc. 2007 Stock Incentive Plan, the CYGNUS Communications, Inc. 2004 Stock Option Plan and the PacketVideo Corporation 2005 Equity Incentive Plan;

         o up to $142 million of our common stock that may be issued as additional consideration to former IPWireless shareholders and under the IPWireless Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to IPWireless' public safety business and TDtv business and up to $30.7 million of our common stock that may be issued as additional consideration to former GO Network shareholders and under the GO Networks Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to the sales of GO Network's Wi-Fi base station products;

         o 500,000 shares of our common stock issuable upon exercise of warrants at an exercise price of $6.00 per share, plus an additional 1,935,990 shares of our common stock issuable upon the exercise of warrants at an exercise price of $0.01 per share; and

         o 32,126,696 shares of our common stock issuable upon the conversion of our Series A Preferred Stock.

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



                                  RISK FACTORS

      Our business involves a high degree of risk. You should carefully consider the following risks together with all of the other information contained in or incorporated by reference into this registration statement before making a future investment decision with respect to our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, and the value of our securities could decline.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE LIMITED RELEVANT OPERATING HISTORY AND A HISTORY OF LOSSES.

      We emerged from our reorganization in April 2005 with a new business plan and have made several significant acquisitions and investments. As a result, we are at an early stage of our development and have had a limited relevant operating history and, consequently, limited historical financial information. Other than through our PacketVideo subsidiary, which we acquired in July 2005, and our IPWireless subsidiary, which we acquired in May 2007,we have never generated any material revenues and have limited commercial operations. While certain of our businesses are currently generating revenues, the revenues are not yet adequate to cover our operating expenses. In particular, the wireless broadband products and technologies being developed by NextWave Broadband are not expected to be commercially deployed or generate significant revenue prior to fiscal 2008. We, along with the companies we have acquired, have a history of losses. We will continue to incur significant expenses in advance of achieving broader commercial distribution of our IPWireless and GO Networks products and generating revenues from our NextWave Broadband businesses, particularly from our WiMAX/Wi-Fi semiconductor and network component products. We are expected to realize significant operating losses for the next few years. We are therefore subject to risks typically associated with a start-up entity.

      If we are not able to successfully implement all key aspects of our business plan, including selling and/or licensing high volumes of our products to network operators and to device and network equipment manufacturers, we may not be able to develop a customer base sufficient to generate adequate revenues. If we are unable to successfully implement our business plan and grow our business, either as a result of the risks identified in this section or for any other reason, we may never achieve profitability, in which event our business would fail.

WE HAVE IDENTIFIED A MATERIAL WEAKNESS IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, AND THE IDENTIFICATION OF ANY SIGNIFICANT DEFICIENCIES OR MATERIAL WEAKNESSES IN THE FUTURE COULD AFFECT OUR ABILITY TO ENSURE TIMELY AND RELIABLE FINANCIAL REPORTS.

      In connection with our close process and the audit of the consolidated financial statements for the year ended December 30, 2006, our management concluded that a material weakness existed relating to revenue recognition pursuant to software contracts of PacketVideo. The Company's failure to correctly apply software revenue recognition principles resulted from a lack of a sufficient number of employees with appropriate levels of knowledge, expertise and training in the application of generally accepted accounting principles relevant to software revenue recognition. As a public company, our systems of internal controls over financial reporting are required to comply with the standards adopted by the SEC and the Public Company Accounting Oversight Board (the "PCAOB"). Both regulators currently define a material weakness as a single deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. We believe we have taken measures to remedy the material weakness, some of which are still in progress. For a discussion of our internal control over financial reporting and a description of the identified material weakness and the related remedial measures, see Item 9A in our Annual Report on Form 10-K, filed with the SEC on March 30, 2007.

      We will be required to make our first annual certification on our internal controls over financial reporting in our Annual Report for the fiscal year ended December 29, 2007. In preparing for such certification, we are presently evaluating our internal controls for compliance with applicable SEC and PCAOB requirements. We have identified that a material weakness exists related to revenue recognition in our PacketVideo subsidiary. We also may identify additional areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and cost to us and require us to divert substantial resources, including management time, from other activities. We have commenced a review of our existing internal control structure and plan to hire additional personnel. Although our review is not complete, we have taken steps to improve our internal control structure by hiring dedicated, internal compliance personnel to analyze and improve our internal controls, to be supplemented periodically with outside consultants as needed. However, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting as of the end of our fiscal year 2007. Moreover, although our management will continue to review and evaluate the effectiveness of our internal controls, we can give you no assurance that there will be no material weaknesses in our internal control over financial reporting. We may in the future have material weaknesses or other control deficiencies in our internal control over financial reporting as a result of our controls becoming inadequate due to changes in conditions, the degree of compliance with our internal control policies and procedures deteriorating, or for other reasons. If we have significant deficiencies or material weaknesses or other control deficiencies in our internal control over financial reporting, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

IF WE FAIL TO EFFECTIVELY MANAGE GROWTH IN OUR BUSINESS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE ADVERSELY AFFECTED.

      Our business and operations have expanded rapidly since the completion of our reorganization in April 2005. For example, from April 13, 2005 through March 28, 2007, the number of our employees has increased from 50 to 662 as a result of organic growth and acquisitions. We acquired IPWireless in May 2007, GO Networks in February 2007, CYGNUS Communications in February 2006 and PacketVideo in July 2005 and we are still in the process of integrating IPWireless and GO Networks. In addition, our PacketVideo subsidiary acquired SDC Secure Digital Container AG in January 2007 and consummated two other acquisitions in 2006.

      To support our expanded research and development activities for our NextWave Broadband business and the anticipated growth in our IPWireless, PacketVideo and GO Networks businesses, we must continue to successfully hire, train, motivate and retain our employees. We expect that further expansion of our operations and employee base will be necessary. Our recent acquisitions have also expanded the geographic reach of our operations to countries including Israel, Germany, Switzerland, the United Kingdom, Finland, Japan and, with our announced acquisition of a majority interest in WiMAX Telecom, Slovakia and Croatia. In order to manage the increased complexity of our expanded operations, we will need to continue to expand our management, operational and financial controls and strengthen our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. Failure to fulfill any of the foregoing requirements could result in our failure to successfully manage our intended growth and development, and successfully integrate our acquired businesses, which would adversely affect our ability to develop and commercialize our products and achieve profitability.

WE OPERATE IN AN EXTREMELY COMPETITIVE ENVIRONMENT WHICH COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO WIN MARKET ACCEPTANCE OF OUR PRODUCTS AND ACHIEVE PROFITABILITY.

      We operate in an extremely competitive market and we expect such competition to increase in the future. Our businesses are developing and selling products and technologies based on WiMAX, Wi-Fi and UMTS standards. We will be competing with well established, international companies that are engaged in the development, manufacture and sale of products and technologies that support the same technologies, as well as alternative wireless standards such as GSM and CDMA2000. Companies that support these wireless technologies include well established industry leaders such as Alcatel, Cisco, Ericsson, Huawei, LGE, Lucent, Motorola, Nokia, Nortel, QUALCOMM, Samsung and Siemens. In addition, we also compete with small and medium size companies such as Alvarion, Tropos Networks, Strix Systems, and Belair Networks.

      We also will be competing with numerous companies that are currently developing or marketing WiMAX products and technologies including Airspan, Beceem, Fujitsu, Intel, Motorola, Nortel, RunCom, Samsung, Sequans and WaveSat. Some of these companies have significantly greater financial, technical development, and marketing resources than we do, are already marketing commercial WiMAX semiconductor products, and have established a significant time to market advantage. These companies are also our potential customers and partners and may not be available to us if they develop competing products. In addition, we expect additional competition to emerge in the WiMAX semiconductor and components market including well-established companies such as Samsung and Broadcom.

      In addition, our PacketVideo multimedia software products compete primarily with the internal multimedia design teams at the OEM handset manufacturers to whom PacketVideo markets its products and services. Importantly, these OEMs represent some of PacketVideo's largest customers. In addition several companies, including Flextronics/Emuzed, Hantro, Nextreaming, Philips Software, Sasken and Thin Multimedia also currently provide software products and services that directly or indirectly compete with our PacketVideo products and our IPWireless TDtv solution. As the market for embedded multimedia software evolves, we anticipate that additional competitors may emerge including Apple Computer, Real Networks and OpenWave.

      Some of our competitors have significantly greater financial, technological development, marketing and other resources than we do, are already marketing commercial products and technologies and have established a significant time to market advantage. Our ability to generate earnings will depend, in part, upon our ability to effectively compete with these competitors.

THE SUCCESS OF OUR BUSINESSES DEPENDS ON THE ADOPTION OF DEVELOPING WIRELESS BROADBAND 4G TECHNOLOGIES, INCLUDING WIMAX AND TD-CDMA.

      The success of our businesses depends on the deployment and market acceptance of fourth generation (4G) wireless broadband technologies, including WiMAX and TD-CDMA. We plan to generate most of our revenue from the sale of 4G products and the licensing of 4G technologies. The market for 4G networks and compatible products and technologies, as well as the technologies themselves, are in an early stage of development and are continuing to evolve. In particular, there are currently no mobile WiMAX networks in commercial operation and there can be no assurance that commercial mobile WiMAX networks will prove to be commercially viable. In order for 4G technologies to gain significant market acceptance among customers, network operators and telecommunications service providers will need to deploy 4G networks. However, many of the largest wireless telecommunications providers have made significant expenditures in incumbent technologies and may choose to develop these technologies rather than utlitize 4G technologies. Certification standards for 4G technologies are controlled by industry groups. Accordingly, standard setting for 4G technologies is beyond our control. If standards for 4G technologies such as WiMAX and TD-CDMA, for example, change, the commercial viability of these technologies may be delayed or impaired and our development efforts may also be delayed or impaired or become more costly. If our 4G technologies and products do not receive industry certification, we may not be able to successfully market, license or sell our products or technologies. The development of 4G networks is also dependent on the availability of spectrum. Access to spectrum suitable for 4G networks is highly competitive. Future 4G networks may utilize multiple frequencies and this multi-spectrum approach is technologically challenging and will require the development of new software, integrated circuits and equipment, which will be time consuming and expensive and may not be successful. In order for our business to continue to grow and to become profitable, 4G technology and related services must gain acceptance among consumers, who tend to be less technically knowledgeable and more resistant to new technology or unfamiliar services. If consumers choose not to adopt 4G technology, we will not be successful in selling 4G products and technologies and our ability to grow our business will be limited.

OUR NEXTWAVE BROADBAND WIRELESS BROADBAND PRODUCTS AND TECHNOLOGIES ARE IN THE EARLY STAGES OF DEVELOPMENT AND WILL REQUIRE A SUBSTANTIAL INVESTMENT BEFORE THEY MAY BECOME COMMERCIALLY VIABLE.

      Many of our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable. While we have announced the initial availability of our first generation WiMAX baseband chip-on-a-chip and matched multiband RFIC, these products are not expected to be commercially distributed or generate significant revenue. We currently anticipate that our second generation NextWave Broadband WiMAX technologies designed for high volume commercial production will initially be available in the first quarter of 2008. However, we may not able to meet this timeframe and therefore the commercial deployment of these products could be delayed, which could adversely affect our competitive position as well as our future profitability. In addition, unexpected expenses and delays in development could adversely affect our liquidity. Some of our other planned wireless broadband products and technologies have not been tested, even on a

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pre-commercial basis. Even if our new products and technologies function when tested, they may not produce sufficient performance and economic benefits to justify full commercial development efforts, or to ultimately attract customers. Failure to achieve high volume sales of our NextWave Broadband semiconductors and other wireless broadband products and technologies would adversely affect our ability to achieve profitability.

PACKETVIDEO MAY BE MATERIALLY AND ADVERSELY AFFECTED BY A BAN ON EVDO PHONES BY THE UNITED STATES INTERNATIONAL TRADE COMMISSION.

      Since our inception in April 2005, substantially all of our revenues have been generated by our PacketVideo subsidiary, which we acquired in July 2005. During 2006, PacketVideo's revenues from Verizon Wireless accounted for 64% of our revenues. Our embedded software is shipped by Verizon Wireless exclusively on EVDO handsets in connection with its V-Cast offering. Broadcom has alleged that QUALCOMM has infringed certain of its patents, including patents implicated in EVDO handsets, and filed a compliant in the United States International Trade Commission (ITC). Pursuant to the ITC hearing, an administrative law judge issued an initial determination in which he found infringement on some claims of one patent, which includes technology that governs power usage within EVDO handsets. On June 7, 2007, the ITC issued a limited exclusion order that bars the importation of QUALCOMM's infringing chips and chipsets and circuit board modules or carriers containing them, except the order does not restrict the importation of wireless communication devices being imported for sale to the general public before June 7, 2007. This order is still subject to Presidential review. QUALCOMM has announced it will appeal the ITC order. Following the determination on violation, Broadcom petitioned the ITC for a ban on the import of all EVDO phones, and the ITC will hold public hearings to investigate the impact on domestic businesses of such a ban. If such a ban were to be adopted, Verizon Wireless may be unable to sell EVDO handsets. Because PacketVideo license fees are generally based on a one time royalty when a new handset is sold, our revenue would be materially and adversely affected if a ban on EVDO handsets were to be enacted.

OUR CUSTOMER AGREEMENTS DO NOT CONTAIN MINIMUM PURCHASE REQUIREMENTS AND CAN BE CANCELLED ON TERMS THAT ARE NOT BENEFICIALLY TO US.

      Our customer agreements with network providers and mobile phone and device manufacturers are not exclusive and many contain no minimum purchase requirements or flexible pricing terms. Accordingly, mobile phone and device manufacturers may effectively terminate these agreements by no longer purchasing our products or reducing the economic benefits of those arrangements. In many circumstances, we have indemnified these customers from certain claims that our products and technologies infringes third-party intellectual property rights. Our customer agreements are generally not exclusive and have a limited term of one to five years, in some cases with evergreen, or automatic renewal, provisions upon expiration of the initial term. These agreements set out the terms of our distribution relationships with the customers but generally do not obligate the customers to market or distribute any of our products or applications. In addition, in some cases customers can terminate these agreements early or at any time, without cause.

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW OR ENHANCED PRODUCTS, WHICH COULD RESULT IN REDUCED SALES, UNEXPECTED EXPENSES OR DELAYS IN THE LAUNCH OF NEW OR ENHANCED PRODUCTS AND IN CERTAIN CASES, PENALTIES UNDER CUSTOMER AGREEMENTS.

      The development of new or enhanced wireless products and technologies is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction, commercialization or marketing of new products or product enhancements. The difficulties could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products, which may adversely affect our results or operations. In addition, in some cases we are required to provide liquidated damages and other penalty clauses in our customer contracts (for, e.g., late delivered product, failure to comply with service level agreements or defective products). If we are unable to perform in a timely manner under such customer agreements, we would face financial penalities.

WE DO NOT HAVE ANY MANUFACTURING CAPABILITIES AND DEPEND ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS TO MANUFACTURE, ASSEMBLE AND PACKAGE OUR PRODUCTS.

      NextWave Broadband is currently designing and developing semiconductor products including digital baseband ASICs and multi-band RFICs. If we are successful in our design and development activities and a market for these products develops, these products will need to be manufactured. Due to the expense and complexity associated with the manufacturer of digital baseband ASICs and multi-band RFICs, we intend to depend on third-party manufacturers to manufacture these products. In addition, GO Networks and IPWireless have each engaged third-party manufacturers to develop and manufacture their products and technologies, including ASICs, infrastructure equipment and end-user devices. The dependence on third-parties to manufacture, assemble and package these products involves a number of risks, including:

         o  a potential lack of capacity to meet demand;

         o  reduced control over quality and delivery schedules;

         o  risks of inadequate manufacturing yield or excessive costs;

         o  difficulties in selecting and integrating subcontractors;

         o  limited warranties in products supplied to us;

         o  price increases; and

         o  potential misappropriation of our intellectual property.

      We may not be able to establish manufacturing relationships on reasonable terms or at all. The failure to establish these relationships on a timely basis and on attractive terms could delay our ability to launch these products or reduce our revenues and profitability.

DEFECTS OR ERRORS IN OUR PRODUCTS AND SERVICES OR IN PRODUCTS MADE BY OUR SUPPLIERS COULD HARM OUR RELATIONS WITH OUR CUSTOMERS AND EXPOSE US TO LIABILITY. SIMILAR PROBLEMS RELATED TO THE PRODUCTS OF OUR CUSTOMERS OR LICENSEES COULD HARM OUR BUSINESS.

      Our mobile broadband products and technologies are inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and technologies serve as critical functions in our customers' products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects in our products and technologies or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products and technologies or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of the market for mobile WiMAX, Wi-Fi, TD-CDMA, and other mobile broadband technologies.

WE MAY BE UNABLE TO PROTECT OUR OWN INTELLECTUAL PROPERTY AND COULD BECOME SUBJECT TO CLAIMS OF INFRINGEMENT, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR PRODUCTS AND TECHNOLOGIES AND HARM OUR REPUTATION.

      As a technology company, we expect to incur expenditures to create and protect our intellectual property and, possibly, to assert infringement by others of our intellectual property. Other companies or entities also may commence actions or respond to an infringement action that we initiate by seeking to establish the invalidity or unenforceability of one or more of our patents or to dispute the patentability of one or more of our pending patent applications. In the event that one or more of our patents or applications are challenged, a court may invalidate the patent or determine that the patent is not enforceable or deny issuance of the application, which could harm our competitive position. If any of our patent claims are invalidated or deemed unenforceable, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing such patent claims. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation. Effective intellectual property protection may be unavailable or limited in certain foreign jurisdictions.

      We also expect to incur expenditures to defend against claims by other persons asserting that the technology that is used and sold by our Company infringes upon the right of such other persons. From time to time we have received, and expect to continue to receive, notices from our competitors and others claiming that their proprietary technology is essential to our products and seeking the payment of a license fee. Any claims, with or without merit, could be time consuming to address, result in costly litigation and/or the payment of license fees, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our ability to commercially launch our products and technologies and on our ability to achieve profitability. If any of our products were found to infringe on another company's intellectual property rights or if we were found to have misappropriated technology, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products. In any potential dispute involving other companies' patents or other intellectual property, our customers and partners could also become the targets of litigation. Any such litigation could severely disrupt the business of our customers and partners, which in turn could hurt our relations with them and cause our revenues to decrease.

BECAUSE MOBILE WIMAX AND UMTS BASED TECHNOLOGIES SUCH AS TD-CDMA ARE EMERGING WIRELESS TECHNOLOGIES THAT ARE NOT FULLY DEVELOPED, THERE IS A RISK THAT STILL UNKNOWN PERSONS OR COMPANIES MAY ASSERT PROPRIETARY RIGHTS TO THE VARIOUS TECHNOLOGY COMPONENTS THAT WILL BE NECESSARY TO OPERATE A WIMAX OR UMTS-BASED WIRELESS BROADBAND NETWORK.

      Because mobile WiMAX and UMTS based technologies such as TD-CDMA are emerging wireless technologies that are not fully developed, there may be a greater risk that persons or entities unknown to us will assert proprietary rights to technology components that are necessary to operate WiMAX or UMTS-based wireless broadband networks or products. Numerous companies have submitted letters of assurance related to IEEE 802.16 and amendments or various UMTS based technologies, including TD-CDMA, stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential IP to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. If any companies asserting that they hold or control patents or patent applications necessary to implement the relevant technologies do not submit letters of assurance, or state in such letters that they do not expect to grant licenses, this could have an adverse effect on the implementation of mobile broadband networks utilizing such technologies as well as the sale of our mobile WiMAX or UMTS based products and technologies. In addition, we can not be certain of the validity of the patents or patent applications asserted in the letters of assurance submitted to date, or the terms of any licenses which may be demanded by the holders of such patents or patent applications. If we were required to pay substantial license fees to implement our mobile WiMAX or UMTS-based products and technologies, this could adversely affect the profitability of these products and technologies.

      We anticipate that we will develop a patent portfolio related to our WiMAX and UMTS based products and technologies. However, there is no assurance that we will be able to obtain patents covering WiMAX or UMTS based products. Litigation may be required to enforce or protect our intellectual property rights. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to license, protect or enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

      We operate or hold spectrum through various subsidiaries and joint ventures in Canada, Germany and Switzerland and have additional operations located in Finland, Germany, Israel, Japan, South Korea, Switzerland and the United Kingdom. We expect to continue to expand our international operations and potentially enter new international markets through acquisitions, joint ventures and strategic alliances. Our announced acquisition of a majority interest in WT Telecom will provide us with additional operations in Switzerland, as well as Croatia and Slovakia. In addition, we recently launched business operations in Latin America, where a new business unit headquartered in Sao Paulo, Brazil will deliver our mobile broadband and wireless technology solutions to customers throughout the Latin American region. Our activities outside the United States operate in different competitive and regulatory environments than we face in the United States, with many of our competitors having a dominant incumbent market position and/or greater operating experience in the specific geographic market. In addition, in some international markets, foreign governmental authorities may own or control the incumbent telecommunications companies operating under their jurisdiction. Established relationships between government-owned or government-controlled telecommunications companies and their traditional local telecommunications providers often limit access of third parties to these markets. In addition, owning and operating wireless spectrum in overseas jurisdictions may be subject to a changing regulatory environment. We can not assure you that changes in foreign regulatory guidelines for the issuance of wireless licenses, foreign ownership of spectrum licenses, the adoption of wireless standards or the enforcement and licensing of intellectual property rights will not adversely impact our operating results. Due to these competitive and regulatory challenges, our activities outside the United States may require a disproportionate amount of our management and financial resources, which could disrupt our operations and adversely affect our business.

THE BUSINESS PLAN OF OUR NETWORK SOLUTIONS GROUP IS DEPENDENT ON ENTERING INTO OR MAINTAINING NETWORK PARTNER RELATIONSHIPS.

      Our Network Solutions Group intends to build and operate WiMAX/Wi-Fi networks for wireless service providers, cable operators, multimedia content distributors, applications service providers and Internet service providers. At present, NSG has not entered into any such arrangements and may not be able to negotiate such arrangements on acceptable terms, or at all. If we are unable to establish and maintain these service arrangements, we may have to modify our plans for the Network Solutions Group.

OUR BUSINESSES WHICH CURRENTLY GENERATE REVENUE ARE DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS.

   Our PacketVideo, GO Networks and IPWireless businesses currently generate revenue but are dependent on a limited number of customers. For the period from December 31, 2006 through March 30, 2007, PacketVideo's revenues from Verizon Wireless accounted for 75% of our revenues. We expect that our PacketVideo subsidiary will continue to generate a significant portion of its revenues through a limited number of mobile phone and device manufacturers and wireless carriers for the foreseeable future, although these amounts may vary from period-to-period. If any of these customers terminate their relationships with us, our revenues and results of operations could be materially adversely affected.

WE ARE DEPENDENT ON A SMALL NUMBER OF INDIVIDUALS, AND IF WE LOSE KEY PERSONNEL UPON WHOM WE ARE DEPENDENT, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

      Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel, particularly Allen Salmasi, our Chairman and Chief Executive Officer. Mr. Salmasi has been a prominent executive and investor in the technology industry for over 20 years, and the Company has benefited from his industry relationships in attracting key personnel and in implementing acquisitions and strategic plans. In addition, in order to develop and achieve commercial deployment of our mobile broadband products and technologies in competition with well-established companies such as Intel, QUALCOMM and others, we must rely on highly specialized engineering and other talent. Our key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through 2008. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.

      As a company without a significant operating history, we may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by well-established competitors. We do not maintain key person life insurance on any of our personnel. We also have no covenants against competition or nonsolicitation agreements with certain of our key employees. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

WE INTEND TO EXPAND OUR BUSINESS THROUGH ADDITIONAL ACQUISITIONS AND INVESTMENTS FOR WHICH WE MAY REQUIRE SIGNIFICANT ADDITIONAL CAPITAL, BUT WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING ON FAVORABLE TERMS OR AT ALL.

      Part of our strategy is to pursue acquisitions of and investments in businesses and technologies to expand our business and enhance our technology development capabilities. In addition to our IPWireless, CYGNUS, GO Networks and PacketVideo acquisitions, we have made investments in a number of companies including Hughes Systique and Inquam Broadband, and anticipate future investments in other companies or other technologies, businesses or spectrum licenses. For instance, we recently announced our acquisition of a majority interest in WiMAX Telecom.

      Our recent and future acquisitions could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, a decrease in our profit margins and amortization of intangibles and potential impairment of goodwill. In addition, our investments could result in substantial cash expenditures, fluctuations in our results of operations resulting from changes in the value of the investments and diversion of management's time and attention. While we estimate that our working capital will be sufficient to fund our research and development activities and our operating losses at least through 2008, we may need to secure significant additional capital in the future to implement changes to, or expansions of, our business plan and to become cash flow positive. Sources of additional capital may include public or private debt and equity financings. To the extent that other attractive opportunities to acquire complimentary businesses or additional spectrum arise, we may need to raise additional funds to capitalize on such opportunities.

WE MAY BE LIABLE FOR CERTAIN INDEMNIFICATION PAYMENTS PURSUANT TO THE PLAN OF REORGANIZATION.

      In connection with the sale of NTI and its subsidiaries other than Old NextWave Wireless to Verizon Wireless, we agreed to indemnify NTI and its subsidiaries against all pre-closing liabilities of NTI and its subsidiaries and against any violation of the Bankruptcy Court injunction against persons having claims against NTI and its subsidiaries, with no limit on the amount of such indemnity. We are not currently aware of any such liabilities that remain following the plan of reorganization and Verizon Wireless has not made any indemnity claims. We have received a decree of final judgment closing the Chapter 11 case, and all claims made in connection with the Chapter 11 case have been resolved. Nonetheless, to the extent that we are required to fund amounts under the indemnification, our results of operations and our liquidity and capital resources could be materially adversely affected. In addition, we may not have sufficient cash reserves to pay the amounts required under the indemnification if any amounts were to become due.


                     RISKS RELATING TO GOVERNMENT REGULATION

GOVERNMENT REGULATION COULD ADVERSELY IMPACT OUR DEVELOPMENT OF WIRELESS BROADBAND PRODUCTS AND SERVICES, OUR OFFERING OF PRODUCTS AND SERVICES TO CONSUMERS, AND OUR BUSINESS PROSPECTS.

      The regulatory environment in which we operate is subject to significant change, the results and timing of which are uncertain. The FCC has jurisdiction over the grant, renewal, lease, assignment and sale of our wireless licenses, the use of wireless spectrum to provide communications services, and the resolution of interference between users of various spectrum bands. Other aspects of our business, including construction and operation of our wireless systems, and the offering of communications services, are regulated by the FCC and other federal, state and local governmental authorities. States may exercise authority over such things as billing practices and consumer-related issues.

      Various governmental authorities could adopt regulations or take other actions that would adversely affect the value of our assets, increase our costs of doing business, and impact our business prospects. Changes in the regulation of our activities, including changes in how wireless, mobile, IP enabled services are regulated, changes in the allocation of available spectrum by the United States and/or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

CHANGES IN LEGISLATION OR REGULATIONS MAY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS OR REDUCE OUR PROFITABILITY.

      Future legislative, judicial or other regulatory actions could have a negative effect on our business. Some legislation and regulations applicable to the wireless broadband business, including how IP-enabled services are regulated, are the subject of ongoing judicial proceedings, legislative hearings and administrative proceedings that could change the manner in which our industry is regulated and the manner in which we operate. We cannot predict the outcome of any of these proceedings or their potential impact on our business.

      If, as a result of regulatory changes, we become subject to the rules and regulations applicable to telecommunications providers, commercial mobile service providers or common carriers at the federal level or in individual states, we may incur significant administrative, litigation and compliance costs, or we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

WE MAY NOT HAVE COMPLETE CONTROL OVER OUR TRANSITION OF EBS AND BRS SPECTRUM, WHICH COULD IMPACT COMPLIANCE WITH FCC RULES.

      The FCC's rules require transition of EBS and BRS spectrum to the new band plan on a Basic Trading Area ("BTA") basis. See "Government Regulation-BRS-EBS License Conditions." We do not hold all of the EBS and BRS spectrum in the BTAs in which we hold spectrum. Consequently, we will need to coordinate with other EBS and BRS licensees in order to transition spectrum we hold or lease. Disagreements with other EBS or BRS licensees about how the spectrum should be transitioned may delay our efforts to transition spectrum, could result in increased costs to transition the spectrum, and could impact our efforts to comply with applicable FCC rules. On April 27, 2006, the FCC implemented new, amended rules related to transition of the spectrum, and it adopted rules that will permit us to self-transition to the reconfigured band plan if other spectrum holders in our BTAs do not timely transition their spectrum.

OUR USE OF EBS SPECTRUM IS SUBJECT TO PRIVATELY NEGOTIATED LEASE AGREEMENTS. CHANGES IN FCC RULES GOVERNING SUCH LEASE AGREEMENTS, CONTRACTUAL DISPUTES WITH EBS LICENSEES, OR FAILURES BY EBS LICENSEES TO COMPLY WITH FCC RULES COULD IMPACT OUR USE OF THE SPECTRUM.

      All commercial enterprises are restricted from holding licenses for EBS spectrum. Eligibility for EBS spectrum is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students (e.g., school districts), and nonprofit organizations whose purposes are educational. Access to EBS spectrum can only be gained by commercial enterprises through privately-negotiated EBS lease agreements. FCC regulation of EBS leases, private interpretation of EBS lease terms, private contractual disputes, and failure of an EBS licensee to comply with FCC regulations all could impact our use of EBS spectrum and the value of our leased EBS spectrum. On April 27, 2006, the FCC released new rules governing EBS lease terms. EBS licensees are now permitted to enter into lease agreements with a maximum term of 30 years; lease agreements with terms longer than 15 years must contain a "right of review" by the EBS licensee every five years beginning in year 15. The right of review must afford the EBS licensee with an opportunity to review its educational use requirements in light of changes in educational needs, technology, and other relevant factors and to obtain access to such additional services, capacity, support, and/or equipment as the parties shall agree upon in the spectrum leasing arrangement to advance the EBS licensee's educational mission. A spectrum leasing arrangement may include any mutually agreeable terms designed to accommodate changes in the EBS licensee's educational use requirements and the commercial lessee's wireless broadband operations. In addition, the terms of EBS lease agreements are subject to contract interpretation and disputes could arise with EBS licensees. There can be no assurance that EBS leases will continue for the full lease term, or be renewed, or be extended beyond the current term, on terms that are satisfactory to us. Similarly, since we are not eligible to hold EBS licenses, we must rely on EBS licensees with whom we contract to comply with FCC rules. The failure of an EBS licensee from whom we lease spectrum to comply with the terms of their FCC authorization or FCC rules could result in termination, forfeiture or non-renewal of their authorization, which would negatively impact the amount of spectrum available for our use.

IF WE DO NOT COMPLY WITH FCC BUILD-OUT REQUIREMENTS RELATING TO OUR SPECTRUM LICENSES, SUCH LICENSES COULD BE SUBJECT TO FORFEITURE.

      Certain build-out or "substantial service" requirements apply to our licensed wireless spectrum, which generally must be satisfied as a condition of license renewal. In particular, the renewal deadline and the substantial service build-out deadline for our WCS spectrum is July 21, 2010; for our BRS and EBS spectrum, the substantial service build-out deadline is May 1, 2011; and for our AWS spectrum, the substantial service build-out deadline is December 18, 2021. Failure to make the substantial service demonstration, without seeking and obtaining an extension from the FCC, would result in license forfeiture.

WE HAVE NO GUARANTEE THAT THE LICENSES WE HOLD OR LEASE WILL BE RENEWED.

      The FCC generally grants wireless licenses for terms of ten or fifteen years, which are subject to renewal and revocation. FCC rules require all wireless licensees to comply with applicable FCC rules and policies and the Communications Act of 1934 in order to retain their licenses. For example, licensees must meet certain construction requirements, including making substantial service demonstrations, in order to retain and renew FCC licenses. Failure to comply with FCC requirements with respect to any license could result in revocation or non-renewal of a license. There is no guarantee that licenses we hold or lease will remain in full force and effect or be renewed.

NEW FCC CONCEPTS IMPACTING SPECTRUM USE COULD AFFECT OUR USE OF WIRELESS
SPECTRUM.

      The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. For example, it is considering new concepts that might permit unlicensed users to "share" our licensed spectrum to the extent the FCC believes harmful interference will not occur. These new uses could adversely impact our utilization of our licensed spectrum and our operational costs.

INTERFERENCE COULD NEGATIVELY IMPACT OUR USE OF WIRELESS SPECTRUM WE HOLD, LEASE OR USE.

      Under applicable FCC rules, users of wireless spectrum must comply with technical rules that are intended to eliminate or diminish harmful radiofrequency interference between wireless users. Licensed spectrum is generally entitled to interference protection, subject to technical rules applicable to the radio service, while unlicensed spectrum has no interference protection rights and must accept interference caused by other users.

WIRELESS DEVICES UTILIZING WCS, BRS AND EBS SPECTRUM MAY BE SUSCEPTIBLE TO INTERFERENCE FROM SATELLITE DIGITAL AUDIO RADIO SERVICES ("SDARS").

      Since 1997, the FCC has considered a proposal to permanently authorize terrestrial repeaters for SDARS operations adjacent to the C and D blocks of the WCS band. The FCC has permitted a large number of these SDARS terrestrial repeaters to operate on a special temporary authorization since 2001. Permanently authorizing SDARS repeaters adjacent to the WCS band could cause interference to WCS, BRS and EBS receivers. The extent of the interference from SDARS repeaters is unclear and is subject to the FCC's final resolution of pending proceedings. Because WCS C and D block licenses are adjacent to the SDARS spectrum, the potential for interference to this spectrum is of greatest concern. There is a lesser magnitude concern regarding interference from SDARS to WCS A and B block licenses, and EBS and BRS licenses. Central to the FCC's evaluation of this proposal has been the technical specification for the operation of such repeaters. SDARS licensees are seeking rule changes that would both unfavorably alter WCS technical operating requirements and permit all existing SDARS repeaters to continue to operate at their current operating parameters. Final technical rules will determine the potential interference conditions and requirements for mitigation. If SDARS repeaters result in interference to our WCS, BRS or WBS spectrum, our ability to realize value from this spectrum may be impaired.

INCREASING REGULATION OF THE TOWER INDUSTRY MAY MAKE IT DIFFICULT TO DEPLOY NEW TOWERS AND ANTENNA FACILITIES.

      The FCC, together with the FAA, regulates tower marking and lighting. In addition, tower construction and deployment of antenna facilities is impacted by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of new tower projects, which makes it more difficult and expensive to deploy towers and antenna facilities. The FCC also is considering changes to its rules regarding when routine environmental evaluations will be required to determine compliance of antenna facilities with its RF radiation exposure limits. If adopted, these regulations could make it more difficult to deploy facilities. In addition, the FAA has proposed modifications to its rules that would impose certain notification requirements upon entities seeking to (i) construct or modify any tower or transmitting structure located within certain proximity parameters of any airport or heliport, and/or (ii) construct or modify transmission facilities using the 2500-2700 MHz radio frequency band, which encompasses virtually all of the BRS/EBS frequency band. If adopted, these requirements could impose new administrative burdens upon use of BRS/EBS spectrum.

               RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

OUR DERIVATIVE SECURITIES AND CONTINGENT EARN-OUT PAYMENTS HAVE THE POTENTIAL TO DILUTE SHAREHOLDER VALUE AND CAUSE OUR STOCK PRICE TO DECLINE

      On June 30, 2007, 92.6 million shares of our common stock were outstanding. Up to 36.7 million additional shares of our common stock may be issued upon the exercise or conversion of warrants, options, and shares of our Series A Senior Convertible Preferred Stock that have been issued or granted. In addition, up to $142 million of our common stock may be issued as additional consideration to former IPWireless shareholders and under the IPWireless Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to IPWireless' public safety business and TDtv business and up to $30.7 million of our common stock may be issued as additional consideration to former GO Network shareholders and under the GO Networks Employee Stock Bonus Plan upon the achievement of certain revenue milestones relating to the sales of GO Network's Wi-Fi base station products. On June 30, 2007, we had options outstanding to purchase 18,044,661 shares of our common stock at a weighted average exercise price of $6.17 per share and warrants outstanding to purchase 500,000 shares of our common stock at an exercise price of $6.00 per share. We also had warrants outstanding at June 30, 2007, to purchase 1,935,990 shares of our common stock for $0.01 per share pursuant to the Warrant Agreement, dated July 17, 2006, among the Company and the initial purchasers of our senior notes. In addition, in March 2007, we issued 355,000 shares of Series A Senior Convertible Preferred Stock at a price of $1,000 per share of convertible preferred stock in a private offering to investment funds and other institutional investors, as well as shareholders of the Company, including Next Wave Wireless Chairman and CEO, Allen Salmasi, and from Douglas Manchester, a member of the NextWave Wireless Board of Directors and Avenue Capital Group, of which Robert T. Symington, a member of the NextWave Board, is a portfolio manager. The Series A Senior Convertible Preferred Stock is convertible into shares of our common stock upon election of the holders at any time and at our election under certain circumstances. If all shares of Series A Senior Convertible Preferred Stock were converted, we would be obligated to issue 32.1 million shares of our common stock.

      The exercise of these derivative instruments or the conversion of the convertible preferred stock into common stock may result in significant dilution to our current stockholders. Additionally, while the milestones giving rise our contingent earn-out payments may never be met or met only in part, these obligations to issue additional common stock may result in a significant dilution to our current stockholders. In addition, sales of large amounts of common stock in the public market upon exercise or conversion could materially adversely affect the share price.

      In addition, we may need to raise additional funds to fund our operations, to pay for an acquisition or to enter into a strategic alliance, and we might use equity securities, debt, cash, or a combination of the foregoing. If we use equity securities, our stockholders may experience dilution. A significant amount of our common stock coming on the market at any given time could result in a decline in the price of our common stock or increased volatility.

OUR COMMON STOCK IS THINLY TRADED AND THUS THE MARKET PRICE OF OUR COMMON STOCK IS PARTICULARLY SENSITIVE TO TRADING VOLUME.

      Our low trading volume has historically resulted in substantial volatility in the market price of our common stock, and may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition, due to the relatively low volume of trading in our common stock, stockholders may not be able to purchase or sell shares, particularly large blocks of shares, as quickly and as inexpensively as if the trading volume were higher. The sale of a significant position in common stock by a large shareholder also may lead the price of our stock to decline. More generally, the market for technology stocks has been extremely volatile, and has from time to time experienced significant price and volume fluctuations that bear little relationship or are not proportionate to the past or present operating performance of those companies.

OUR OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND TO MARKET DOWNTURNS.

      We believe that our future operating results over both the short- and long-term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside management's control. These factors include:

      o  significant research and development costs:

      o  research and development issues and delays;

      o the ability of our businesses to generate revenue adequate to cover their expenses;

      o  spectrum acquisition costs;

      o  manufacturing issues and delays;

      o  fluctuating market demand for WiMAX services:

      o  impact of competitive products, services and technologies;

      o  changes in the regulatory environment;

      o  the cost and availability of network infrastructure; and

      o  general economic conditions.

      These factors affecting our future operating results are difficult to forecast and could harm our quarterly or annual operating results and the prevailing market price of our securities. If our operating results fail to meet the financial guidance we provide to investors or the expectations of investment analysts or investors in any period, securities class action litigation could be brought against us and/or the market price of our securities could decline.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

      Allen Salmasi, our executive officers and other members of our Board of Directors beneficially own or control approximately 36.8% of our common stock as of June 30, 2007. Accordingly, Mr. Salmasi and the other members of the Board of Directors will be able to significantly influence matters that require stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or other significant corporate transactions. Our controlling stockholders may have interests that differ from your interests and may vote in a way with which you may disagree and which may be adverse to your interests. Corporate action may be taken even if other stockholders oppose them. These stockholders may also delay or prevent a change of control of us, even if that change of control would benefit our other stockholders, which could deprive our stockholders of the opportunity to receive a premium for their shares. The significant concentration of ownership of our common stock may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH OR REPORTS ABOUT OUR BUSINESS, IF THEY CHANGE THEIR RECOMMENDATIONS REGARDING OUR SHARES ADVERSELY OR IF OUR OPERATING RESULTS TO NOT MEET THEIR EXPECTATIONS, THE PRICE OF OUR COMMON STOCK COULD DECLINE.

      The trading market for our common stock will be influenced by the research and reports that industry and securities analysts publish about us or our business. If these analysts fail to publish reports about us or if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock to decline. Moreover, if one or more analysts who cover us downgrade our common stock or if our operating results do not meet their expectations, the price of our common stock could decline.

      The market price for our common stock may be volatile, which could cause the value of your investment to decline.

      The stock market in general, and the stock prices of technology and wireless communications companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. Factors that may have a significant impact on the market price of our common stock include:

      o announcements concerning us or our competitors, including the selection of mobile WiMAX wireless communications technology by telecommunications providers and the timing of the roll-out of those systems;

      o receipt of substantial orders or order cancellations for integrated circuits and system software products for mobile WiMAX networks by us or our competitors;

      o  quality deficiencies in technologies, products or services;

      o announcements regarding financial developments or technological innovations;

      o our ability to remediate the material weakness in internal controls over financial reporting identified in connection with our restatement of revenues of our PacketVideo subsidiary;

      o international developments, such as technology mandates, political developments or changes in economic policies;

      o  lack of capital to invest in WiMAX networks;

      o  new commercial products;

      o  changes in recommendations of securities analysts;

      o government regulations, including FCC regulations governing spectrum licenses;

      o  earnings announcements;

      o  proprietary rights or product or patent litigation;

      o  strategic transactions, such as acquisitions and divestitures; or

      o  rumors or allegations regarding our financial disclosures or practices.

      Our share price may be subject to volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.

      From time to time, we may repurchase our common stock at prices that may later be higher than the market value of the share on the repurchase date. This could result in a loss of value for stockholders if new shares are issued at lower prices.

      In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of the price of our common stock, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

PROVISIONS OF OUR CHARTER DOCUMENTS COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO HOLDERS OF OUR COMMON STOCK, AND COULD MAKE IT MORE DIFFICULT FOR YOU TO CHANGE MANAGEMENT.

      Our Certificate of Incorporation and Bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that holders of our common stock might deem advantageous. Specific provisions in our Certificate of Incorporation and Bylaws include:

      o our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

      o no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

      o our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

      o any vacancies on the board of directors would be filled by a majority vote of the board;

      o our board of directors will be authorized to issue preferred stock without stockholder approval; and

      o we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

      As a result of the provisions of our Certificate of Incorporation and Bylaws, the price investors may be willing to pay in the future for our common stock may be limited.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This registration statement and other reports, documents and materials we will file with the Securities and Exchange Commission (the "SEC") contain, or will contain, disclosures that are forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements, which represent our expectations or beliefs concerning various future events, may contain words such as "may," "will," "expects," "anticipates," "intends," "plans," "believes," "estimates," or other words of similar meaning in connection with any discussion of the timing and value of future results or future performance. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks, uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical results or those anticipated. These risks include, but are not limited to:

      o  our limited relevant operating history;

      o our ability to remediate the material weakness in internal controls over financial reporting identified in connection with our restatement of revenues of our PacketVideo subsidiary;

      o our ability to manage growth or integrate recent or future acquisitions;

      o competition from alternative wireless technologies and other technology companies;

      o our ability to develop and commercialize mobile broadband products and technologies;

      o the ability of vendors to manufacture commercial WiMAX equipment and devices;

      o  consumer acceptance of WiMAX technology;

      o  changes in government regulations;

      o  changes in capital requirements;

      o  any loss of our key executive officers; and

      o the other risks described under "Risk Factors" and elsewhere in the information contained or incorporated into this registration statement.

      There may also be other factors that cause our actual results to differ materially from the forward looking statements.

      Because of these factors, we caution you that you should not place any undue reliance on any of our forward-looking statements. These forward-looking statements speak only as of the date of this registration statement and you should understand that those statements are not guarantees of future performance or results. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

      We are registering these shares pursuant to the registration rights granted to the selling stockholders in our recent private placement. We will not receive any proceeds from the resale of our common stock under this offering. We have, however, received gross proceeds of approximately $297.5 million from the issuances of the senior secured notes and the warrants in the July 2006 private placement. Net proceeds were $295.0 million after deducting all fees and expenses of the July 2006 private placement and this offering, which totaled $2.5 million. The entire proceeds were used for the acquisition of WCS Wireless, Inc. for $160.5 million, the acquisition of two new EBS leases for $22.1 million, and for the majority of our acquisition of 154 AWS licenses for $115.6 million.

      We may receive proceeds from the issuance of shares of common stock upon exercise of warrants if any of the warrants are exercised for cash. We estimate that we may receive up to an additional $41,103.82. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes.

      If the warrants issued in connection with the July 2006 private placement are exercised pursuant to their cashless exercise provision, we will not receive any additional proceeds from such exercise.

                              SELLING STOCKHOLDERS

      The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to "selling stockholders" in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders' interests in shares of our common stock other than through a public sale.

      The following table sets forth, as of the date of this prospectus, the name of the selling stockholders for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. Unless otherwise noted, the purchase warrants exercisable for common stock held by the selling stockholders were acquired from us in the private placement that was completed on July 17, 2006. The shares of common stock offered by the selling stockholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling stockholders represented to us that they were accredited investors and were acquiring our warrants exercisable for our common stock, for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock received by the selling stockholders. We filed with the Securities and Exchange Commission, under the Securities Act, a Registration Statement on Form S-1 with respect to the resale of the common stock from time to time by the selling stockholders. We have filed a Post-Effective Amendment to Registration Statement in order to convert the Registration Statement into a Registration Statement on Form S-3. The purchasers were investment funds and other institutional investors, including affiliates of Avenue Capital Group, among others. Robert T. Symington, a member of our Board of Directors, is a Portfolio Manager at Avenue Capital Group. Neither Mr. Symington nor Avenue Capital Group or its affiliates received any compensation in connection with the financing.

      Based on the information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled "Number of Shares of Common Stock Owned After the Offering." We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

                                                     NUMBER OF
                                                     SHARES OF                                                         PERCENTAGE
                                     NUMBER OF         COMMON                             TOTAL        NUMBER OF           OF
                                     SHARES OF      STOCK ISSUED         TOTAL          NUMBER OF      SHARES OF         COMMON
                                      COMMON        OR ISSUABLE        NUMBER OF       SECURITIES        COMMON           STOCK
                                    STOCK OWNED       UPON THE         SECURITIES         OWNED       STOCK OWNED         OWNED
                                   PRIOR TO THE     EXERCISE OF      OWNED PRIOR TO       BEING        AFTER THE        AFTER THE
  NAME OF SELLING STOCKHOLDER        OFFERING       WARRANTS (1)      THE OFFERING     REGISTERED       OFFERING       OFFERING(2)
  ---------------------------        --------       ------------      ------------     ----------       --------       -----------
Davidson Kempner Institutional        4,590,373        822,076          5,412,449        822,076       4,590,373             5.4%
     Partners, LP
Davidson Kempner Partners
DK Acquisition Partners, LP
M.H. Davidson & Co.
Serena Limited
     c/o M.H. Davidson & Co.
     65 East 55th Street
     New York, NY 10022
------------------------------------------------------------------------------------------------------------------------------------
Investcorp Interlachen Multi-                 0         69,818             69,818         69,818               0                *
     Strategy Master Fund
     Limited (3)
     800 Nicollet Mall, Ste. 2500
     Minneapolis, MN 55402
------------------------------------------------------------------------------------------------------------------------------------
Silver Oak Capital, LLC (4)                   0        681,685            681,685        681,685               0                *
     245 Park Avenue,
     26th Floor
     New York, NY 10167
------------------------------------------------------------------------------------------------------------------------------------
Avenue Investments, L.P. (5)          9,106,270     1 ,935,990         11,042,260      1,935,990       9,106,270             9.7%
Avenue Special Situations
     Fund IV, L.P.
     c/o Avenue Capital Group
     535 Madison Avenue,
     14th Floor
     New York, NY 10022
------------------------------------------------------------------------------------------------------------------------------------
Highbridge International LLC             10,000        353,493            363,493        353,493          10,000                *
     c/o Highbridge Capital
     Management, LLC
     9 West 57th Street,
     27th Floor
     New York, NY 10019
------------------------------------------------------------------------------------------------------------------------------------
Kings Road Investments Ltd. (6)               0        246,408            246,408        246,408               0                *
     c/o Polygon Investment
     Partners LP
     598 Madison Avenue,
     14th Floor
     New York, NY 10022
------------------------------------------------------------------------------------------------------------------------------------

* Represents beneficial ownership of less than 1%

-------------------
(1) Unless otherwise indicated, the warrants represented are exerciseable at $0.01 per share of our common stock.

(2) Unless otherwise indicated, assumes that each selling stockholder will resell all of the shares of our common stock offered hereunder. Applicable percentage of ownership is based on 84,470,013 shares of our common stock outstanding as of March 28, 2007, together with securities exerciseable for, or convertible into, shares of common stock within 60 days of March 28, 2007.

(3) Investcorp Interlachen Multi-Strategy Master Fund Limited exercised its 69,877 warrants by means of cashless exercise.

(4) Silver Oak Capital, LLC exercised its 682,323 warrants by means of cashless exercise.

(5) Includes 9,049,771 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, and 56,499 shares issuable pursuant to options that are exercisable within 60 days.

(6) King Road Investments Ltd. exercised its 246,623 warrants by means of cashless exercise.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      As of June 30, 2007, we have 92,560,146 shares of our common stock outstanding held by approximately 1,142 holders of record. Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share, of which 355,000 shares have been designated as Series A Senior Convertible Preferred Stock. As of June 30, 2007, we have 355,000 shares of our Series A Preferred Stock outstanding held by approximately 21 holders of record. The outstanding shares of our common stock and Series A Preferred Stock are fully paid and non-assessable. As of June 30, 2007, there are 36,678,164 shares reserved for future issuance, of which 20,485,651 will be reserved for issuance upon the exercise of granted and outstanding options and warrants and 16,192,513 will be available for future option grants, plus up to $5.0 million of stock may be issued under the GO Networks Employee Stock Bonus Plan upon the achievement of specified milestones. In addition, shares of our common stock have become issuable pursuant to the CYGNUS Plan and the PacketVideo Corporation 2005 Equity Incentive Plan (the "PacketVideo Plan").

      A description of our common stock and Series A Preferred Stock appears below.

COMMON STOCK

      Dividend Rights. Holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

      Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

      No Preemptive, Conversion or Redemption Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

      Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is fully paid and nonassessable.

SERIES A PREFERRED STOCK

      Dividend Rights. The Series A Preferred Stock is entitled to receive quarterly dividends on the liquidation preference at a rate of 7.5% per annum. Until the fourth anniversary of issuance, we can elect whether to declare dividends in cash or to not declare and pay dividends, in which case the per share dividend amount will be added to the liquidation preference. From and after the fourth anniversary of issuance, we must declare dividends in cash each quarter, subject to applicable law. The dividend rate is subject to adjustment to 10% per annum if we default in our dividend payment obligations, fail to file a shelf registration statement with the Securities and Exchange Commission on or prior to July 31, 2007 or fail to cause the shelf registration statement to be declared effective on or prior to November 30, 2007. The dividend rate is also subject to adjustment to 15% per annum if we fail to comply with the protective covenants of the Series A Preferred Stock described below and to 18% per annum if we fail to convert or redeem the Series A Preferred Stock when required to do so, as described below.

      Voting Rights. Pursuant to the terms of the Series A Preferred Stock, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, and until the date on which we elect to redeem all shares of Series A Preferred Stock in connection with an asset sale, as described below, we must receive the approval of the holders of shares representing at least 75% of the Series A Preferred Stock then outstanding to (i) incur indebtedness in excess of $500 million, subject to certain adjustments and exceptions, (ii) create any capital stock that is senior to or on a parity with the Series A Preferred Stock in terms of dividends, distributions or other rights, or (iii) consummate asset sales involving the receipt of gross proceeds of, or the disposition of assets worth, $500 million or more based on their fair market value. In addition, so long as at least 25% of the issued shares of Series A Preferred Stock remain outstanding, we may not distribute rights or warrants to all holders of our common stock entitling them to purchase shares of our common stock, or consummate any sale of our common stock, for an amount less than the fair market value on the date of issuance, with certain exceptions. With respect to other matters requiring stockholder approval, the shares of Series A Preferred Stock will be entitled to vote as one class with the common stock on an as-converted basis.

      Conversion Rights and Redemption Rights. Each share of Series A Preferred Stock is convertible into a number of shares of our common stock equal to the liquidation preference then in effect divided by $11.05. If all shares of Series A Preferred Stock were to be converted, we would be obligated to issue 32,126,696 shares of our common stock. The Series A Preferred Stock is convertible at any time at the option of the holder, or at our election after the 18-month anniversary of issuance, subject to the trading price of our common stock reaching $22.10 for a specified period of time, except that such threshold price will be reduced to $16.575 on the earlier of the third anniversary of issuance or our consummation of a qualified public offering. We will not be entitled to convert the Series A Preferred Stock at our election unless a shelf registration statement covering the shares of common stock issued upon conversion is then effective or the shares are no longer considered restricted securities under the Securities Act.

      We will be required to redeem all outstanding shares of Series A Preferred Stock, if any, on March 28, 2017, at a price equal to the liquidation preference plus unpaid dividends. If we elect to convert the Series A Preferred Stock after our common stock price has reached the qualifying threshold, we must redeem the shares of holders of Series A Preferred Stock who elect not to convert into common stock at a price equal to 130% of the liquidation preference. However, we are not required to redeem more than 50% of the shares of Series A Preferred Stock subject to any particular conversion notice. In the event that we fail to obtain approval of the holders of Series A Preferred Stock to an asset sale transaction, we must either not consummate such asset sale or elect to redeem all shares of Series A Preferred Stock at a redemption price equal to 120% of the liquidation preference. Holders will be entitled to opt-out of such a redemption.

      Right to Receive Liquidation Distributions. The Series A Preferred Stock has an initial liquidation preference of $1,000 per share, subject to increase for accrued dividends as described above. The liquidation preference would become payable upon redemption, as described above, upon a liquidation or dissolution of our company, or upon deemed liquidation events including a change in control, merger or sale of all or substantially all our assets, unless the holders of Series A Preferred Stock provide a 75% vote to not treat a covered event as a deemed liquidation. Upon a deemed liquidation event, the Series A Preferred Stock will be entitled to receive an amount per share equal to the greater of 120% of the liquidation preference or the amount that would have been received if such share had converted into common stock in connection with such event.


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF NEXTWAVE WIRELESS INC.

      The provisions of Delaware law, as well as our certificate of incorporation and bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of our company.

Delaware Law

      Effective upon the listing of our common stock on The Nasdaq Global Market, our company became subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless: the transaction is approved by the board of directors before the date the interested stockholder attained that status; upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

      Section 203 defines business combination to include the following: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaws

      Our certificate of incorporation and bylaws provide that:

      o our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

      o no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

      o our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

      o any vacancies on the board of directors would be filled by a majority vote of the board;

      o our board of directors will be authorized to issue preferred stock without stockholder approval; and

      o we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

NASDAQ GLOBAL MARKET LISTING

      Our common stock is listed on The Nasdaq Global Market under the ticker symbol "WAVE".

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders (the "Selling Stockholders") of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions;

      o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o  a combination of any such methods of sale; or

      o  any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

      In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

      The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because a Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

      The validity of the shares of NextWave Wireless Inc. common stock offered hereby has been passed upon for NextWave Wireless Inc. by Weil, Gotshal & Manges LLP, New York, NY.

                                     EXPERTS

      Ernst & Young LLP, independent registered public accounting firm, has audited NextWave Wireless Inc.'s consolidated financial statements and schedule at December 30, 2006 and December 31, 2005, and for the fiscal year ended December 30, 2006 and the period from April 13, 2005 (inception) to December 31, 2005, as set forth in their report. We have incorporated by reference NextWave Wireless Inc.'s consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports and other information with the Securities and Exchange Commission. On November 13, 2006, we became a SEC reporting company as a successor to NextWave Wireless LLC. Copies of NextWave Wireless LLC's and our reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports and other information regarding NextWave Wireless LLC. The address of the SEC website is http://www.sec.gov.

      You should rely only on the information contained in this prospectus or on information to which NextWave has referred you. We have not authorized anyone else to provide you with any information.

                           INCORPORATION BY REFERENCE

      The SEC allows us to "incorporate by reference" in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and will modify and supersede the information included in this prospectus to the extent that the information included as incorporated by reference modifies or supersedes the existing information.

      The following documents filed by us with the SEC are hereby incorporated by reference:

      o  Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

      o  Quarterly Report on Form 10-Q filed May 10, 2007;

      o  Amended Quarterly Report on Form 10-Q/A filed April 20, 2007;

      o Current Reports on Form 8-K filed on January 3, 2007, April 12, o 2007, May 8, 2007, May 18, 2007 and May 23, 2007;

      o Definitive Proxy Statement on Schedule 14A dated April 19, 2007, o relating to our annual meeting of stockholders held on May 17, 2007;

      o all documents we have filed with the Commission pursuant to Sections o 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of the documents

      Copies of these filings are available free of charge by writing to NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, California 92130,
Attention: Investor Relations, or by telephoning us at (858) 480-3100.

      Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                                     PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq Global Market listing fee) payable by the registrant in connection with the registration of the common stock:

Securities and Exchange Commission registration fee                $    4,838
Printer expenses                                                   $    4,217
Legal fees and expenses                                            $  250,000
Accounting fees and expenses                                       $   75,000
                                                                   ----------
Total                                                              $  334,055
                                                                   ==========


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits our board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of us, or serving or having served, at our request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      We have adopted provisions in our certificate of incorporation and bylaws that limit the liability of our directors and officers for any loss, claim or damage incurred by reason of any act or omission performed or omitted by such person on our behalf and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such person by our bylaws. However, a director or officer will be liable for any act or omission (i) not performed or omitted in good faith or which such person did not reasonably believe to be in our best interests or which involved intentional misconduct or knowing violation of the law or (ii) from which such person received an improper personal benefit.

      We will advance the costs incurred by or on behalf of any director or officer in connection with any indemnified loss within 20 days after we receive a detailed statement providing reasonable documentation of such costs and providing a written undertaking stating that such person will repay all advanced costs if it is later determined that such individual was entitled to indemnification by us. We believe that the limitation of liability provision in our by-laws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.



ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

                                INDEX TO EXHIBITS

   NUMBER         DESCRIPTION
------------      --------------------------------------------------------------

     2.1 Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the "Form 10"))***

     2.2 Agreement and Plan of Merger, dated as of May 25, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 ("Amendment #1 to the Form 10"))***

     2.3 Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006)***

     2.4 Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007)***

     2.5 Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12,
                  2007)***

     3.1 Amended and Restated Certificate of Incorporation of NextWave Wireless Inc. (incorporated by reference to Exhibit 3.1 to Amendment #2 to the Company's Registration Statement on Form S-4 filed November 17, 2006 ("Amendment #2 to the Form S-4"))***

     3.2          Amended and Restated Bylaws of NextWave Wireless Inc.
                  (incorporated by reference to Exhibit 3.2 to Amendment #2 to the Company's Registration Statement on Form S-4 filed November 17, 2006 ("Amendment #2 to the Form S-4"))***

     4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment #2 to the Form S-4)***

     4.2          Form of Station 4, LLC Warrant (incorporated by reference to
                  Exhibit 4.2 to the Form 10)***

     4.3 Indenture, dated April 13, 2005, by and between NextWave Wireless LLC and JPMorgan Chase Bank, N.A., as trustee (with respect to $149,000,000 Non-Recourse Secured Notes) (incorporated by reference to Exhibit 4.2 to the Form 10)***

     4.4 Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)***

     4.5 Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8-K"))***

     4.6 Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on
                  Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)***

     4.7 Certificate of Designations for NextWave Wireless Inc.'s Series A Senior Convertible Preferred Stock (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K filed March 30, 2007 (the "2006 10-K"))***

     4.8 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on
                  Schedule I (the "Purchasers") thereto (incorporated by reference to Exhibit 10.19 to the 2006 10-K)***

     4.9 Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit 10.20 to the 2006 10-K)***

     10.1 NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Post-Effective Amendment #1 on Form S-8 filed January 19, 2007)***

     10.2 PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10)***

     10.3 CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)***

     10.4 Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit
                  10.4 to the Form 10)***

     10.5 Option Agreement between NextWave Wireless LLC and Manchester Financial Group LP (incorporated by reference to Exhibit 10.5 to the Form 10)***

     10.6 NextWave Wireless Inc. 2005 Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form S-8 filed December 7, 2006)***

     10.7         Acquisition Agreement, dated as of May 9, 2006, by and among
                  (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp.,
                  (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10)***

     10.8 Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10)***

     10.9 Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.1 to the July 21, 2006 Form 8-K)***

     10.10 Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K)***

     10.11 Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K)***

     10.12 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the 2006 10-K)***

     10.13 GO Networks, Inc. Stock Bonus Plan (incorporated by reference to Exhibit 10.18 to the 2006 10-K)***

     10.14 NextWave Wireless, Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed May 2, 2007 (the "May 2, 2007 Form S-8")***

     10.15 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit
                  99.6 to the May 2, 2007 Form S-8)***

     10.16 Amendment to NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)***

     10.17 IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)***

     11.1 Statement of Computation of Earnings Per Share (required information contained in this Registration Statement)

     21.1 Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to Amendment #1 of the Form 10)***

     23.1 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**

*   To be filed by amendment.
**  Filed herewith.
**  Incorporated by reference.

ITEM 17.    Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that:

      Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the Registration Statement is on Form S-3 (ss.239.13 of this chapter) or Form F-3 (ss.239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (ss.230.424(b) of this chapter) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 12, 2007.

                              NextWave Wireless Inc.

                              By:     /s/  Frank A. Cassou
                                    ------------------------------------------
                                    Frank A. Cassou
                                    Executive Vice President -
                                    Corporate Development
                                    and Chief Legal Counsel, Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Frank A. Cassou, George C. Alex and Roseann Rustici, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of
1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on July 12, 2006.

           NAME                                    TITLE
---------------------------  ---------------------------------------------------

/s/  Allen Salmasi           Chairman of the Board of Directors, Chief Executive
-------------------------                  Officer and President
      Allen Salmasi                    (Principal Executive Officer)


/s/  George C. Alex         Executive Vice President - Chief Financial Officer
-------------------------              (Principal Financial Officer)
      George C. Alex


/s/  Francis J. Harding     Executive Vice President - Chief Accounting Officer
-------------------------             (Principal Accounting Officer)
    Francis J. Harding


/s/  James C. Brailean                           Director
-------------------------
    James C. Brailean


/s/  William Jones                               Director
-------------------------
      William Jones


/s/ Douglas F. Manchester                        Director
-------------------------
  Douglas F. Manchester

                                                 Director
-------------------------
        Jack Rosen


/s/  Robert T. Symington                         Director
-------------------------
   Robert T. Symington


/s/  William H. Webster                          Director
-------------------------
    William H. Webster

                                INDEX TO EXHIBITS

   NUMBER         DESCRIPTION
------------      --------------------------------------------------------------

     2.1 Third Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc., dated January 21, 2005 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed May 1, 2006 (the "Form 10"))***

     2.2 Agreement and Plan of Merger, dated as of May 25, 2005, by and among NextWave Wireless LLC, PVC Acquisition Corp., PacketVideo Corporation and William D. Cvengros, as the Stockholder Representative (incorporated by reference to Exhibit 2.2 to Amendment #1 to the Registration Statement on Form 10 of NextWave Wireless LLC filed June 29, 2006 ("Amendment #1 to the Form 10"))***

     2.3 Agreement and Plan of Merger, dated November 7, 2006, by and among NextWave Wireless Inc., NextWave Wireless LLC and NextWave Merger LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed November 7, 2006)***

     2.4 Agreement and Plan of Merger, dated as of December 31, 2006, by and among NextWave Wireless Inc., Go Acquisition Corp., GO Networks, Inc. and Nechemia J. Peres, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed January 3, 2007)***

     2.5 Agreement and Plan of Merger, dated as of April 6, 2007, by and among NextWave Wireless Inc., IPW, LLC, IPWireless, Inc. and J. Taylor Crandall, as Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of NextWave Wireless Inc. filed April 12,
                  2007)***

     3.1 Amended and Restated Certificate of Incorporation of NextWave Wireless Inc. (incorporated by reference to Exhibit 3.1 to Amendment #2 to the Company's Registration Statement on Form S-4 filed November 17, 2006 ("Amendment #2 to the Form S-4"))***

     3.2          Amended and Restated Bylaws of NextWave Wireless Inc.
                  (incorporated by reference to Exhibit 3.2 to Amendment #2 to the Company's Registration Statement on Form S-4 filed November 17, 2006 ("Amendment #2 to the Form S-4"))***

     4.1 Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Amendment #2 to the Form S-4)***

     4.2          Form of Station 4, LLC Warrant (incorporated by reference to
                  Exhibit 4.2 to the Form 10)***

     4.3 Indenture, dated April 13, 2005, by and between NextWave Wireless LLC and JPMorgan Chase Bank, N.A., as trustee (with respect to $149,000,000 Non-Recourse Secured Notes) (incorporated by reference to Exhibit 4.2 to the Form 10)***

     4.4 Purchase Agreement, dated as of July 17, 2006, among NextWave Wireless LLC, as issuer, NextWave Broadband Inc., NW Spectrum Co., AWS Wireless Inc., and PacketVideo Corporation, as subsidiary guarantors, the note purchasers party thereto and The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K/A of NextWave Wireless LLC filed September 8, 2006)***

     4.5 Warrant Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Holders listed on Schedule I thereto (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of NextWave Wireless LLC filed July 21, 2006 (the "July 21, 2006 Form 8-K"))***

     4.6 Registration Rights Agreement, dated as of July 17, 2006, among NextWave Wireless Inc. and the Purchasers listed on
                  Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)***

     4.7 Certificate of Designations for NextWave Wireless Inc.'s Series A Senior Convertible Preferred Stock (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K filed March 30, 2007 (the "2006 10-K"))***

     4.8 Securities Purchase Agreement, dated March 28, 2007, by and among NextWave Wireless Inc. and the Purchasers listed on
                  Schedule I (the "Purchasers") thereto (incorporated by reference to Exhibit 10.19 to the 2006 10-K)***

     4.9 Registration Rights Agreement, dated March 28, 2007, among NextWave Wireless Inc. and the Purchasers (incorporated by reference to Exhibit 10.20 to the 2006 10-K)***

     10.1 NextWave Wireless Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company's Post-Effective Amendment #1 on Form S-8 filed January 19, 2007)***

     10.2 PacketVideo Corporation 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10)***

     10.3 CYGNUS Communications, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Form 10)***

     10.4 Acquisition Agreement by and among NextWave Telecom Inc., Cellco Partnership D/B/A Verizon Wireless and VZW Corp., dated as of November 4, 2004 (incorporated by reference to Exhibit
                  10.4 to the Form 10)***

     10.5 Option Agreement between NextWave Wireless LLC and Manchester Financial Group LP (incorporated by reference to Exhibit 10.5 to the Form 10)***

     10.6 NextWave Wireless Inc. 2005 Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit 99.3 to the Company's Registration Statement on Form S-8 filed December 7, 2006)***

     10.7         Acquisition Agreement, dated as of May 9, 2006, by and among
                  (i) NextWave Wireless LLC, (ii) NW Spectrum Co., (iii) WCS Wireless, Inc., (iv) Columbia WCS III, Inc., (v) TKH Corp.,
                  (vi) Columbia Capital Equity Partners III (Cayman), L.P., the sole stockholder of Columbia WCS III, Inc., (vii) each of the stockholders of TKH Corp., namely, Aspen Partners Series A, Series of Aspen Capital Partners, L.P., Oak Foundation USA, Inc., Enteraspen Limited, and The Reed Institute dba Reed College and (viii) Columbia Capital, LLC, as the Stockholder Representative (incorporated by reference to Exhibit 10.7 to Amendment #1 of the Form 10)***

     10.8 Spectrum Acquisition Agreement, dated as of October 13, 2005, between NextWave Broadband Inc. and Bal-Rivgam, LLC (incorporated by reference to Exhibit 10.8 to Amendment #1 of the Form 10)***

     10.9 Guaranty, dated as of July 17, 2006, by and among NextWave Broadband, Inc., NW Spectrum Co., AWS Wireless Inc., PacketVideo Corporation and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.1 to the July 21, 2006 Form 8-K)***

     10.10 Parent Guaranty, dated as of July 17, 2006, between NextWave Wireless Inc. and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.2 to the July 21, 2006 Form 8-K)***

     10.11 Pledge and Security Agreement, dated as of July 17, 2006, by and among NextWave Wireless LLC, the undersigned direct and indirect subsidiaries of NextWave Wireless LLC, each additional Grantor that may become a party thereto and The Bank of New York, as Collateral Agent (incorporated by reference to Exhibit 10.3 to the July 21, 2006 Form 8-K)***

     10.12 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.17 to the 2006 10-K)***

     10.13 GO Networks, Inc. Stock Bonus Plan (incorporated by reference to Exhibit 10.18 to the 2006 10-K)***

     10.14 NextWave Wireless, Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed May 2, 2007 (the "May 2, 2007 Form S-8")***

     10.15 NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan Option Award Agreement (incorporated by reference to Exhibit
                  99.6 to the May 2, 2007 Form S-8)***

     10.16 Amendment to NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)***

     10.17 IPWireless, Inc. Employee Stock Bonus Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of NextWave Wireless Inc. filed July 13, 2007)***

     11.1 Statement of Computation of Earnings Per Share (required information contained in this Registration Statement)

     21.1 Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to Amendment #1 of the Form 10)***

     23.1 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm**

*   To be filed by amendment.
**  Filed herewith.
**  Incorporated by reference.